Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 of Form S-4 of Sprint Nextel Corporation of our reports dated March 6, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Virgin Mobile USA, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 21, 2009